EXHIBIT 10.2
EXECUTION VERSION

SHUTTERSTOCK, INC.
Empire State Building
350 Fifth Avenue, 21st Floor
New York, NY 10118
Jeff Weiser
[***********]
[***********]

Re:            EMPLOYMENT AGREEMENT
Dear Jeff:
This Employment Agreement (the “Agreement”) between you (referred to hereinafter as “you” or the “Executive”) and Shutterstock, Inc., a Delaware corporation (the “Company”) sets forth the terms and conditions that shall govern the period of your employment with the Company (referred to hereinafter as “Employment” or the “Employment Period”).
1.Duties and Scope of Employment.
(a)    At-Will Employment. Executive will commence full-time Employment with the Company effective as of a date to be mutually agreed by the parties but no later than June 13, 2016 (the “Start Date”), and the terms of such Employment will be governed by this Agreement. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. As a result, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below). Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment.
(b)    Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of Chief Marketing Officer. Executive will report solely to the Company’s Chief Executive Officer (“CEO”), or if delegated by the CEO, to the President or Chief Operating Officer (your “Supervisor”), and Executive will be working out of the Company’s office in New York City, New York. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position, as reasonably assigned to you from time to time by your Supervisor or Board of Directors of the Company (“Board”). Executive shall be the senior-most marketing executive at the Company.
(c)    Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of your Supervisor, Executive shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent (5%) of the stock of any other corporation, provided, however, and subject to Executive’s obligations under the Non-Disclosure Agreement (defined herein), that Executive may (i) provide de minimis unpaid services to no more than two entities either owned by Executive’s immediate family or in which Executive was an angel investor prior to the execution date of this Agreement and (ii) hold interests of up to 100% in investments of limited liability corporations and limited partnerships that are set up and run solely for the purpose of the passive personal investments of Executive and his family. Notwithstanding the foregoing, Executive may (i) serve on up to two (2) civic or charitable boards or committees, and may deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of your Supervisor and (ii) following prior approval by the Board (which approval shall not unreasonably be withheld), participate as a member of the board of directors of one company; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment. In the event that Executive does not, in the Company’s sole discretion, dedicate his full business efforts and time to the Company, the Company shall provide Executive notice of breach of this Agreement (but only if the Company determines such breach can be cured) and Executive must cure such breach within ten (10) business days of the date of the notice or be subject to Termination for Cause pursuant to Sections 6(c) and 8(a)(vii) herein.

(d)    No Conflicting Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement. In connection with Executive’s Employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and Executive’s Employment will not infringe or violate the rights of any other person. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer.
2.    Cash and Incentive Compensation.
(a)    Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $450,000, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review based upon the Company’s normal performance review practices and may stay the same or be adjusted up, as determined in the sole discretion of the Board, the Committee or the Delegate, as applicable. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b)    Signing Bonus and Relocation Allowance.
(i)    Executive will receive a one-time cash signing bonus in an amount equal to $100,000 (“Signing Bonus”), less all applicable taxes and deductions, which shall be paid to Executive in a lump sum as soon as reasonably practicable after the Start Date in accordance with the Company’s standard payroll procedures. Executive and the Company agree that Executive will regularly commute from California to the Company’s office in New York, New York for the first four (4) months of Employment, at reasonable times to be mutually agreed between Executive and your Supervisor (the “Relocation Period”). Executive agrees that he will complete his relocation to the New York City area in order to work on a full-time basis at the Company’s office in New York, New York on or before the last day of the Relocation Period. The Signing Bonus shall cover all costs associated with Executive’s travel and lodging during the Relocation Period.
(ii)    Executive will receive a cash relocation payment in an amount up to $50,000 for reasonable and documented relocation expenses, including shipping and moving costs and house hunting trips for Executive and immediate family members (“Relocation Allowance”), incurred during the Relocation Period and for a reasonable time thereafter. The Relocation Allowance will be paid to Executive, less all applicable taxes and deductions, as soon as reasonably practicable after receipt of acceptable documentation of relocation costs, in accordance with the Company’s standard payroll procedures.
(iii)    In the event that (1) Executive fails to relocate to the New York City area by the last day of the Relocation Period in accordance with Section 2(b)(ii) above or (2) within one (1) year of your Start Date, Executive voluntarily terminates his Employment or the Company terminates Executive’s Employment for Cause, Executive will be required to repay the Company the full amount of the Signing Bonus and Relocation Allowance within thirty (30) days of such termination date. Executive hereby authorizes the Company to withhold any amount payable by Executive under this Section 2(b)(iii) from any payments due to Executive by the Company.
(c)    Cash Incentive Bonus. Executive will be eligible to be considered for an annual cash incentive bonus (the “Cash Bonus”), less all required tax withholdings and other applicable deductions, each calendar year during the Employment Period based upon the achievement of certain objective or subjective criteria (collectively, the “Performance Goals”). In compliance with all relevant legal requirements and based on Executive’s level within the Company, the Performance Goals for Executive’s Cash Bonus for a particular year will be recommended by your Supervisor in consultation with you and approved in the sole discretion of, the Board, any Compensation Committee of the Board (the “Committee”), or a delegate of either the Board or the Committee (the “Delegate”), as applicable. The initial target amount for any such Cash Bonus will be up to 50% of Executive’s Base Salary (the “Target Bonus Percentage”). The determinations of the Board, the Committee or the Delegate, as applicable, with respect to such Cash Bonus or the Target Bonus Percentage shall be final and binding. Executive’s Target Bonus Percentage for any subsequent year may stay the same or be adjusted up, as determined in the sole discretion of the Board, the Committee or the Delegate, as applicable. Executive shall not earn a Cash Bonus unless

Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company. Any Cash Bonus payable for the first fiscal year Executive is eligible to receive a Cash Bonus shall be pro-rated based on the number of days Executive was employed by the Company during such fiscal year.
(d)    Restricted Stock Units. The Company shall grant Employee restricted stock units in respect of 30,000 shares of the Company’s common stock (the “RSU Award”). The RSU Award shall be granted on or after, but in all events by no later than the first business day of the calendar month next following, the Start Date, at the discretion of the Board, the Committee or a Delegate (the “Grant Date”), and shall be settled in shares of Company common stock. Subject to any vesting acceleration rights Executive may have, the RSU Award shall vest and become payable as to one-fourth (1/4) of the shares subject to the RSU Award on each of the first four (4) anniversaries of the Grant Date, subject to Executive continuing to provide services to the Company through the relevant vesting dates. The RSU Award will be subject to the terms, definitions and provisions of the Company’s 2012 Omnibus Equity Incentive Plan (the “Equity Plan”) and the restricted stock unit agreement by and between Executive and the Company (the “RSU Agreement”), both of which documents are incorporated herein by reference. Executive will be eligible for future awards under the Equity Plan, as determined in the sole discretion of the Board, the Committee or the Delegate, as applicable.
(e)    Stock Options. The Company shall grant Executive a nonstatutory stock option, to purchase 35,000 shares of the Company’s common stock (the “Option”). The Option shall be granted on the Grant Date. The exercise price per share will be equal to the closing price for a share of the Company’s common stock on the Grant Date, as reported in The Wall Street Journal or such other source as the Company deems reliable. The term of the Option shall be ten (10) years, subject to earlier expiration in the event of the termination of Executive’s services to the Company. Subject to any vesting acceleration rights Executive may have, the Option will vest as to one-fourth (1/4) of the shares subject to the Option on each of the first four (4) anniversaries of the Grant Date, subject to Executive continuing to provide services to the Company through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Equity Plan and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference. Executive will be eligible for future awards under the Equity Plan, as determined in the sole discretion of the Board, the Committee or the Delegate, as applicable.
3.    Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such employee benefit plan. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time.
4.    Business Expenses. Other than with respect to the expenses described in Section 2(b) above, which shall be covered by the Signing Bonus and Relocation Allowance, the Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.
5.    Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of Executive’s Employment, Executive shall only be entitled to (i) the accrued but unpaid Base Salary compensation and paid time off (“PTO”), (ii) other benefits earned and the reimbursements described in this Agreement or under any Company-provided plans, policies, and arrangements for the period preceding the effective date of the termination of Employment and (iii) such other compensation or benefits from the Company as may be required by law (collectively, the “Accrued Benefits”).
6.    Termination Benefits.
(a)    Termination without Cause or Resignation for Good Reason Prior to or More than 12 Months Following a Change in Control. If, prior to a Change in Control or more than twelve months following a Change in Control, (x) the Company terminates Executive’s employment with the Company for a reason other than for Cause, Executive becoming Disabled or Executive’s death, or (y) Executive resigns from such employment for Good Reason (as defined below), then, subject to Section 7, Executive will receive the following severance benefits from the Company:
(i)    Accrued Compensation. The Company will pay Executive all Accrued Benefits.
(ii)    Severance Payment. Executive will receive continuing payments of severance pay at a rate equal to Executive’s Base Salary, as then in effect, for the Severance Period, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures.
(iii)    Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the end of the Severance Period, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.
(iv)    Equity. Fifty percent (50%) of Executive’s unvested and outstanding equity awards that would have become vested had Executive remained in the employ of the Company for the twelve (12)-month period following Executive’s termination of employment shall immediately vest and become exercisable as of the date of Executive’s termination.

(v)    Pro-Rated Bonus Payment. Executive will receive a pro-rated annual bonus for the fiscal year in which Executive terminates employment equal to (x) the annual bonus that Executive would have received based on actual performance for such fiscal year if Executive had remained in the employ of the Company for the entire fiscal year multiplied by (y) a fraction, the numerator of which is the number of days Executive was in the employ of the Company during the fiscal year including the Termination Date and the denominator of which is 365 (the “Pro-Rated Bonus”). The Pro-Rated Bonus, if any, shall be paid at the same time annual bonuses are paid by the Company to other executives of the Company for the fiscal year in which Executive terminated employment, but no later than March 15th of the calendar year following the calendar year in which Executive terminated employment.
(b)    Termination without Cause or Resignation for Good Reason Within 12 Months Following a Change in Control. If during the twelve (12)-month period immediately following a Change in Control, (x) the Company terminates Executive’s employment with the Company for a reason other than for Cause, Executive becoming Disabled or Executive’s death, or (y) Executive resigns from such employment for Good Reason, then, subject to Section 7, Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 6(a) above:
(i)    Accrued Compensation. The Company will pay Executive all Accrued Benefits.
(ii)    Severance Payment. Executive will receive a lump sum severance payment equal to six (6) months’ of Executive’s Base Salary as in effect immediately prior to the date of Executive’s termination of employment, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures.
(iii)    Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) a period of six (6) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.
(iv)    Equity. 50% of Executive’s unvested and outstanding equity awards that would have become vested had Executive remained in the employ of the Company for the twelve (12)-month period following Executive’s termination of employment shall immediately vest and become exercisable as of the date of Executive’s termination.

(v)    Target Bonus Payment. Executive will receive a lump sum severance payment equal to one hundred percent (100%) of Executive’s full target bonus amount for the fiscal year in effect at the date of such termination of employment (or, if greater, as in effect for the fiscal year in which the Change in Control occurs), less all required tax withholdings and other applicable deductions.
(vi)    Outplacement Benefits. If requested by Executive, the Company will pay the expense for outplacement benefits provided by a service to be determined by the Company in its discretion for a period of six (6) months, up to a maximum dollar value of five thousand dollars ($5,000) following Executive’s termination.
(c)    Disability; Death; Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company is terminated due to (i) Executive becoming Disabled or Executive’s death, (ii) Executive’s voluntary resignation (other than for Good Reason), or (iii) the Company’s termination of Executive’s employment with the Company for Cause, then Executive or Executive’s estate (as the case may be) will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA). All Accrued Benefits shall in all cases be paid within thirty (30) days of Executive’s termination of employment (or such earlier date as required by applicable law) pursuant to this Section 6(c).
(d)    Timing of Payments. Subject to any specific timing provisions in Section 6(a), 6(b) or 6(c), as applicable, or the provisions of Section 7, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment.
(e)    Exclusive Remedy. In the event of a termination of Executive’s employment with the Company, Executive will be entitled to no other severance, benefits, compensation or other payments or rights as a result of his termination of employment, including, without limitation, any severance payments and/or benefits provided in the Employment Agreement, other than those benefits expressly set forth in Section 6 of this Agreement or pursuant to written equity award agreements with the Company. Notwithstanding the foregoing, nothing herein is intended to waive any rights Executive may have to vested benefits as of his termination and/or any payments or benefits he may be entitled to by applicable law and/or any rights Executive may have under any written agreement with the Company.
(f)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
7.    Conditions to Receipt of Severance.
(a)    Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement, other than, for the avoidance of doubt, the Accrued Benefits, is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), in substantially the form provided to the Executive on April 15, 2016, which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 7(c)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 6, (ii) the date the Release becomes effective, or (iii) Section 7(c)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of employment.
(b)    Non-Disclosure Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive’s continued compliance with the requirements set for in the Non-Disclosure Agreement (as defined in Section 9(a) below).
(c)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iii)    Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.
(iv)    Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.
(v)    To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.
(vi)    The payments and benefits provided under Sections 6(a) and 6(b) are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
8.    Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)    Cause. “Cause” means:
(i)    Executive’s gross negligence in the performance of his duties and responsibilities to the Company or Executive’s material violation of any Company policy previously communicated or made available in written or electronic form to Executive, provided that, if the Company determines such negligence or violation can be cured, Executive shall be given five (5) business days to cure any such negligence or violation;

(ii)    Executive’s willful misconduct in the performance of his duties and responsibilities to the Company;
(iii)    Executive’s commission of any act of fraud, theft, embezzlement, financial dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company;
(iv)    Executive’s conviction of, or pleading guilty or nolo contendre to, any felony or a lesser crime involving dishonesty or moral turpitude;
(v)    Executive’s alcohol abuse or other substance abuse;
(vi)    Executive’s unauthorized use or disclosure of any Confidential Information (as defined in the Non-Disclosure Agreement) or trade secrets of the Company or the confidential information or trade secrets of any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or
(vii)    Executive’s material breach of any of his or her obligations under any written agreement or covenant with the Company.
(b)    Change in Control. “Change in Control” shall have the meaning ascribed to such term in the Equity Plan, provided that any such event constitutes a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5)(i).
(c)    Code. “Code” means the Internal Revenue Code of 1986, as amended.
(d)    Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.
(e)    Good Reason. “Good Reason” means Executive’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence, without Executive’s consent, of one or more of the following:
(i)    A material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction; provided, however, that not being named the Chief Marketing Officer of the acquiring corporation following a Change in Control of the Company that qualifies under Sections 2(f)(i) and 2(f)(ii) of the Equity Plan will not constitute Good Reason;
(ii)    A material reduction in Executive’s base compensation (except where there is a reduction applicable to all similarly situated executive officers generally);
(iii)    A material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than thirty-five (35) miles from

Executive’s then-present work location will not be considered a material change in geographic location; or
(iv)    A material breach by the Company of a material provision of this Agreement.
Executive will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice during which such condition must not have been cured.
(f)    Section 409A. “Section 409A” means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.
(g)    Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.
(h)    Severance Period. “Severance Period” shall mean six (6) months.
9.    Pre-Employment Conditions.
(a)    Non-Disclosure Agreement. Your acceptance of this offer and your Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidentiality, Non-Disclosure, Inventions, Non-Solicitation, and Non-Competition Agreement, in the form attached hereto as Attachment A (the “Non-Disclosure Agreement”), prior to or on your Start Date.
(b)    Right to Work. For purposes of federal immigration law, you will be required, if you haven’t already, to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our Employment relationship with you may be terminated.
(c)    Verification of Information. This Agreement is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for Employment. By accepting this Agreement, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.
10.    Arbitration.
(a)    Arbitration. In consideration of your Employment with the Company, its promise to arbitrate all employment-related disputes, and your receipt of the compensation, pay raises and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your Employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration.
(b)    Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a jury trial, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, New York Equal Rights Law, New York Whistleblower Protection Law, New York Family Leave Law, New York Equal Pay Law, the New York City Human Rights Law, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.
(c)    Procedure. Executive agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with New York law, and that the arbitrator shall apply substantive and procedural New York law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with New York law, New York law shall take precedence. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in New York County, New York.
(d)    Remedy. Except as provided by the Act, arbitration shall be the sole, exclusive, and final remedy for any dispute between you and the Company. Accordingly, except as provided by the Act and this Agreement, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.
(e)    Administrative Relief. You are not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, you may not pursue court action regarding any such claim, except as permitted by law.
(f)    Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that YOU ARE WAIVING YOUR RIGHT TO A JURY TRIAL. Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.
11.    Successors.
(a)    Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement.
(b)    Your Successors. This Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
12.    Miscellaneous Provisions.
(a)    Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future. Further, the Company shall enter into an Indemnification Agreement with Executive in substantially the form filed with the Securities and Exchange Commission and as may be modified from time to time by written agreement of the parties.
(b)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(c)    Notice.

(i)    General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(ii)    Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 12(c)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice, or in the case of a Good Reason resignation, not more than 90 days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable.
(d)    Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive ). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(e)    Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Non-Disclosure Agreement, the Equity Plan and associated award agreements, and the Indemnification Agreement contain the entire understanding of the parties with respect to the subject matter hereof.
(f)    Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(g)    Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of New York without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
(h)    No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.
(i)    Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your personal attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.
(j)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.
Very truly yours,
SHUTTERSTOCK, INC.
By: /s/ Steven Berns
(Signature)
Name: Steven Berns
Title: Chief Financial Officer
ACCEPTED AND AGREED:
JEFF WEISER
/s/ Jeff Weiser
(Signature)
April 15, 2016
Date

ATTACHMENT A
NON-DISCLOSURE AGREEMENT
(See Attached)